Exhibit 99.2
CONFERENCE CALL TRANSCRIPT
Q4 2007 ARUBA NETWORKS INC EARNINGS CONFERENCE CALL
EVENT DATE/TIME: AUG. 28. 2007 / 2:00 PM PT
CORPORATE PARTICIPANTS
Chris Danne
Aruba Networks Inc. — IR
Dominic Orr
Aruba Networks Inc. — CEO
Steffan Tomlinson
Aruba Networks Inc. — CFO
Keerti Melkote
Aruba Networks Inc. — Founder and VP of Products and Partnerships
CONFERENCE CALL PARTICIPANTS
Tim Luke
Lehman Brothers — Analyst
Ryan Hutchinson
WR Hambrecht — Analyst
Mark Sue
RBC Capital Markets — Analyst
Tom Lee
Goldman Sachs — Analyst
Ian Kahn
JPMorgan — Analyst
Sanjiv Wadhwani
Stifel Nicolaus — Analyst
Tim Daubenspeck
Pacific Crest Securities — Analyst
Anton Wahlman
ThinkEquity Partners — Analyst
PRESENTATION
Operator
Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the Aruba Networks fourth-quarter 2007 earnings conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. (OPERATOR INSTRUCTIONS). This conference call is being recorded today, Tuesday, August 28, 2007.
I would now like to turn the conference over to Chris Danne of Investor Relations. Please go ahead, sir.

Chris Danne - Aruba Networks Inc. — IR
Thanks, Mary. Good afternoon, and thank you for joining us on today’s conference call to discuss Aruba Networks’ fourth-quarter and full fiscal year 2007 results. This call is also being broadcast live over the Web and can be accessed in the Investor Relations section of Aruba Networks’ website at www.arubanetworks.com.
With me on today’s call are Dominic Orr, Aruba’s Chief Executive Officer; Steffan Tomlinson, Chief Financial Officer; and Keerti Melkote, Founder and VP of Products and Partnerships.
After the market closed today, Aruba Networks issued a press release discussing the results for its fourth quarter and full fiscal year ended July 31, 2007. If you would like a copy of the release, you can access it online at the Company’s website or you can call The Blueshirt Group at 415-217-7722. We will fax or email you a copy.
We would like to remind you that during the course of this conference call, Aruba Networks’ management may make forward-looking statements, including financial projections regarding the Company’s revenues and non-GAAP EPS, margins, operating expenses and weighted average shares outstanding; plans and objectives of management for future operations; expectations regarding our strategic distribution agreement with partners; the growth rate of our international revenues; the increasing contribution of indirect revenues to our total revenues; and other statements as to the Company’s future economic performance, financial condition or results of operations.
These forward-looking statements are not historical facts, but rather are based on the Company’s current expectations and beliefs. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks and uncertainties include a variety of factors, some of which are beyond our control. These forward-looking statements speak as of today, and you should not rely on them as representing our views in the future, and we undertake no obligation to update these statements after this call.
Please refer to our Registration Statement on Form S1 filed with the SEC on March 22, 2007, as well as our earnings release posted a few minutes ago on our website, for a more detailed description of the risk factors that may affect our results. Copies of these documents may be obtained from the SEC or by visiting the Investor Relations section of our website.
Also, please note that certain financial measures we use on this call are expressed on a non-GAAP basis and have been adjusted to exclude certain charges, including noncash stock-based and acquisition-related expenses. We have provided reconciliations of these non-GAAP measures to GAAP financial measures in the Investor Relations section of our website located at www.arubanetworks.com and in our earnings press release.
Now I would like to introduce Dominic Orr, Chief Executive Officer of Aruba Networks.
Dominic Orr - Aruba Networks Inc. — CEO
Thank you. Good afternoon and thank you for taking the time to discuss our fourth-quarter and fiscal ‘07 full-year results. Before I get into our prepared comments, I would like to first briefly address the lawsuit filed yesterday and announced today by Motorola. Surprisingly, we have never been contacted by Motorola or Symbol on these matters and have not yet been served the complaint.
Given the fact that we have not even been served, we are not yet in a position to comment on the details of this patent litigation. All patent lawsuits, whether big or small, take time to analyze, and we’re going to go through the normal legal process involved in such disputes. But while I don’t have many more details available for you today, I can tell you that this lawsuit is a part of doing business in our industry, and we are evaluating it and will respond in an appropriate manner.
We are very pleased to end our fiscal year with a very strong fourth quarter. Q4 revenue growth increased 20% sequentially and 74% year over year. Gross margins were very strong at 69%, reflecting our competitive position.
Cumulative customers reached 2850 as we added a record number of new customers in the fourth quarter. Our products won numerous awards, including Best Wireless Broadband Security Innovation category at the Wireless Broadband Innovations Awards in London, and a Best Buy rating from SC Magazine.
We began shipping the Enterprise Analyser tool and started shipping two new software modules designed to afford mobile users the same phone and secure network access they enjoy at work when they are away from the office. We also announced a contractual joint venture with Alcatel-

Lucent focused on developing next-generation wired and wireless solutions for the enterprise. Further, we continue to expand our two-tier dissertation system that will be integral to our future growth by signing key distribution agreement with Catalyst Telecom and Avnet Technology Solutions.
And most importantly, all of this progress translated to the bottom line as we doubled non-GAAP net income on a sequential basis.
Revenues for 2007 improved 76% over prior year, with full-year revenues of $127.5 million. Q4 revenue growth increased 20% sequentially and 74% year over year, reaching $41.7 million.
As evidenced by our results, demand increase in our rapidly emerging market and our rate of customer acquisition accelerated this quarter, pointing to the unique technological differentiation of our products and the growing breadth of our sales effort. Just as importantly, we continued to post strong gross margins and increased operating leverage in our business model, doubling our non-GAAP profitability on a sequential basis.
Our success is a testament to the differentiation of our technology. We’re providing integrated, high-performance systems that combines adaptive wireless LANs, identity-based security and application continuity services. This enables us to provide a safe and secure mobile network that allows users to reach applications from wherever they work or roam, giving them what we call follow-me connectivity, follow-me security and follow-me applications.
Our user-centric architecture is unique in the industry and provides a seamless layer in a network that allows for true mobility and increased security. It also has the benefit of centralizing and simplifying the deployment of our technology, dramatically lowering the cost and difficulty of implementation relative to our competition.
Our technology differentiation is greatest for mid-size to large rollouts, the most attractive sweet spot of the market. For these larger deployments, our purpose-built user-centric architecture provides a host of benefits, including proven scalability, increased security and a much lower cost of total ownership.
We enable true mobility, not just the ability to wirelessly connect in one building or within one floor, but the ability to roam from building to building and beyond, seamlessly and securely connected to the network and your applications at all times. In addition, our integrated platform allows us to enable deployments in a [niche] market.
During our fourth quarter, we continued to expand our customer base, our technology and our sales and distribution effort. Our financial results reflect our strong competitive win rate and customer growth, which accelerated in the fourth quarter. Even with this rapid growth, existing customers accounted for 66% of sales. This data points to our broad base of revenues and the fact that we’re still at an early stage of deployment for many of our customers.
Aruba customers typically follow the initial purchases with additional follow-on purchase orders as they build out their Aruba Network. At the end of Q4, the repeat order value of our top 25 customers was over five times the value of the original purchase order and most of our top 25 customers are still ramping up their rollout.
During the quarter, we announced new partnerships with Avnet and Catalyst Telecom, giving us two more important distribution partners that we believe will extend our reach and success. Typically, we expect our distributors to ramp to volume over a six- to nine-month period. Additionally, we strengthened our partnership with Alcatel-Lucent, announcing a contractual joint venture to pursue wired and wireless integrated networking products that identify, authenticate and manage users regardless of the means by which they access the network.
To further extend our technology, we also announced the acquisition of Network Chemistry’s RFprotect wireless security product lines. This recent acquisition for Aruba reflects our business development goal of bringing complementary technology and excellent engineers to our design team. Designed to automatically detect network vulnerabilities, intrusion attempts and policy violations, our RFprotect products are at the frontier of wireless intrusion detection and prevention solutions and complement our broad existing line of products. We have already started to integrate the newly acquired technology into our product line while continuing to sell the already-existing RFprotect products.
We are very excited about the fast growth and expanding opportunities of our market. We have seen wider adoption of wireless LAN technology and believe the benefits of our user-centric architecture are providing a clear competitive advantage. Our investments in our adaptive RF management and identity-based security technology and in our sales and marketing effort are having a positive impact on our success in the marketplace, and we will continue to support our growth by added quota-carrying salespeople as well as engineers both domestically and overseas. We’re very pleased with the return we’re seeing in our sales force and channel investments and the continuing improvement to our business model. We believe Q4 offers further evidence of the success of these efforts, and we look forward to continued market traction in the future.
A little later in the call I will be happy to answer any questions that you may have, but for now I will turn it over to Steffan to go over the financials in more detail.
Steffan Tomlinson - Aruba Networks Inc. — CFO
Thanks, Dominic. Before I begin the discussion of our fourth-quarter and full fiscal year 2007 results, I would like to note that all comments made in the prepared remarks exclude the impact of noncash stock-based and in-process research and development expenses unless specifically noted.
In the fourth quarter of fiscal 2007, noncash stock-based expenses and in-process research and development expenses were $4.8 million and $0.6 million, respectively. In Q4, total revenue of $41.7 million grew 20% sequentially and 74% year over year. Product revenue of $36.4 million grew 22% sequentially and 116% year over year, fueled by new customer acquisition and increased penetration into existing customers. Existing customers accounted for over 66% of sales, highlighting the strength of our installed base.
Professional services and support revenue of $4.3 million grew 11% sequentially and 170% year over year as we continue to grow our installed base of customers by selling support contracts and extending renewals for existing customers.
As expected, ratable product and related services revenue of $1 million declined 3% sequentially and 81% year over year. Approximately 81% of our revenue came from indirect channels in Q4. The remaining 19% were direct sales. As a reminder, our indirect channels represent sales through our VARs and distributors, as well as our strategic OEM partners.
We had no 10% customers or partners during the quarter.
Approximately 66% of our sales were generated in the U.S., with the remaining 34% coming from international.
We continued to produce strong gross margins in the fourth quarter. Overall, total gross margins came in at 69% compared to 70% in the prior quarter. Remember, net of nonrecurring items in Q3, gross margins would have been 67%. This strong gross margin performance reflects a slightly higher mix of software and higher-margin products, as well as improved leverage in our supply chain. Moving forward, the product mix may shift and we do expect more sales from our two-tier distribution system.
Non-GAAP research and development expense increased from the prior quarter, but decreased as a percentage of revenue, from 17.4% in Q3 to 15.7% in Q4. We continue to add additional R&D resources to enhance the functionality of our existing products and develop new ones.
Non-GAAP R&D is approaching our long-term target of 15%.
Non-GAAP sales and marketing expenses increased from the prior quarter and increased as a percentage of revenues, from 43.8% in Q3 to 45% in Q4, due in part to end-of-year commission accelerators. We continue to see a large market opportunity and market share gains; therefore, we plan to continue to invest heavily in sales and marketing by increasing the number of sales personnel worldwide. We believe this will enable us to add new customers and increase penetration within our existing customer base, expand our domestic and international sales and marketing activities, and build brand awareness.
We expect future sales and marketing expenses to continue to be our most significant operating expense, but this should gradually decrease as a percentage of sales as we move toward our long-term target of 27% of revenues on a non-GAAP basis. As a reminder, it usually takes from six to nine months for our new salespeople to become productive revenue generators.
Non-GAAP G&A expenses increased in actual dollars but decreased as a percentage of revenue from 6.9% in Q3 to 6.2% in Q4. Non-GAAP net income for the quarter was $2 million or $0.02 per diluted share compared to a non-GAAP net income of $1 million in Q3 or $0.01 per diluted share and a non-GAAP net loss of $1.1 million or $0.09 per share in Q4 ‘06.

The GAAP net loss for the quarter was $3.3 million or $0.04 per share compared to a GAAP net loss of $9.3 million or $0.26 per share in Q3 and GAAP net loss of $1.4 million or $0.11 per share in Q4 ‘06. As we noted, our fourth-quarter 2007 GAAP results included $4.8 million of noncash stock-based expenses and $0.6 million of in-process research and development expenses.
The Q4 non-GAAP weighted average shares outstanding were 93.5 million on a diluted basis. In Q1, we expect to have weighted average shares outstanding on a diluted basis of approximately 95 million.
Turning to the balance sheet, we finished July with $105.0 million of cash and short-term investments. This represented a decrease of $4.7 million from the immediately preceding quarter, largely due to the Network Chemistry acquisition. Short-term deferred revenue was $16.1 million at quarter end compared to $13.4 million at the end of Q3.
Moving down the balance sheet, we ended Q4 with $23.7 million of accounts receivable, which compares to $18.7 million in Q3 and is consistent with our sales growth. Days sales outstanding were 51 days in Q4, an increase of three days from the immediately preceding quarter and within our long-term DSO target of between 50 and 55 days. Inventory totaled $9 million at July 31, decreasing from $9.6 million at the end of last quarter, despite the increase in revenues.
In summary, we are very pleased by our performance in Q4 and for the fiscal year. Revenue, customer growth and gross margin showed steady progress and we were able to double our non-GAAP net income on a sequential basis. Moving forward, we believe our market opportunity is large and growing and that prospective customers increasingly grasp the benefits of our technology. To take advantage of these opportunities, we will continue to invest in our long-term future and build out our two-tier distribution system and sales and marketing infrastructure.
Given these factors, we expect to see strong sequential revenue growth in our first quarter of 2008 in the range of $44 million to $46 million, with non-GAAP EPS of $0.02 to $0.03 per diluted share. For the full fiscal year 2008, we are expecting revenues in the range of $205 million to $215 million, with non-GAAP EPS in the range of $0.20 to $0.21 per diluted share.
Turning to our long-term model, we are increasing our long-term target model to reflect the positive leverage we expect from our business, especially after we complete our investment in the two-tier distribution network. We now expect long-term gross margins of 65% to 68%, which is above our original long-term target of 65%. More importantly, we are expecting operating margins in the range of 19% to 20%, an increase over our prior long-term operating target of 18%.
With that, let me turn the call back over to Dominic.
Dominic Orr - Aruba Networks Inc. — CEO
Thanks, Steffan. Steffan, Keerti and I would now be happy to answer any questions that you may have. Operator, you can now open it up for questions.
QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS). Tim Luke, Lehman Brothers.
Tim Luke - Lehman Brothers — Analyst
Congratulations on your execution. Dominic, I was wondering, or maybe Steffan, maybe you could provide firstly just some color on the gross margin dynamics that are lifting it to what was a high level in the quarter and now obviously lifting the guidance going forward. Could you just talk about what elements of the mix are creating that environment?

And then secondly, I was just wondering whether you could address maybe some of the different regional dynamics in terms of strength in the business and how you see that playing out versus — the international versus the U.S. going forward, and within that, maybe if there’s any change in the competitive dynamics?
Dominic Orr - Aruba Networks Inc. — CEO
So as far as gross margin is concerned, what we find, as we mentioned earlier, is that we see a slight shift to richer software configuration, high-end controllers and larger-scale networks, and also, there is some leverage that we have seen. The continued increasing volume of the business in the supply chain is giving us some benefit. So based on primarily those combination of factors that we are adjusting the long-term model up.
As regarding the domestic versus international mix, we are pleased with both the domestic and international growth. In the last quarter, we see particularly very encouraging growth in the Asia-Pacific area, but all geographies are growing very, very nicely.
And finally, in terms of market dynamics, we continue to hold our win rate like previous quarter. And we believe we are taking shares from all our competitors such as Symbol/Motorola.
Tim Luke - Lehman Brothers — Analyst
If I might just follow on with — in giving the guidance for the coming quarter and as you have gone out through the year, have you put into that some buffer for incremental legal expense that you might need to allocate for the Motorola situation, or how should we view that? I don’t know if you had given a book-to-bill number as well.
Steffan Tomlinson - Aruba Networks Inc. — CFO
I will take the last one first. On book-to-bill, we don’t disclose book-to-bill, but as a proxy you can look at our balance sheet, and short-term deferred revenue increased sequentially.
Regarding whether or not we have put in extra legal expenses into the Q1 guidance, what we’ve put together is guidance that is assuming business as usual. And we feel comfortable with the guidance at this point.
Operator
Ryan Hutchinson, WR Hambrecht.
Ryan Hutchinson - WR Hambrecht — Analyst
I know you are not going to provide a lot of color on today’s announcement, this morning or yesterday afternoon, but just in general, can you talk to how it relates to something previously with perhaps Symbol — what is old, what is new within today’s announcement?
And then secondly, just an update on 802.11n, first from a competitive standpoint, and when do we really start to see an uptick there, and what is Aruba’s role going to be in that market?
Dominic Orr - Aruba Networks Inc. — CEO
This is Dominic. I will take the first one and I will let Keerti take the second one.
We have, in the industry, the last few decades, seen a lot of these patent litigations as part of the business. The only thing I can mention, the uniqueness about this case is that we have not been notified or served for this particular set of claims before Motorola made their release. So these are all new and very unusual in that respect.

Keerti Melkote - Aruba Networks Inc. — Founder and VP of Products and Partnerships
And this is Keerti here. To address your 11n question, 11n clearly is the next uptick in the speed of the wireless LAN itself in that you can now get speeds that are on par or actually better than wired networks, which indicates to us that wireless LANs will now be in a position to actually eventually replace the wired network, which has been our value prop from the very beginning.
Our controllers have been designed from the very beginning to handle 11n. They are, in fact, some of the highest-performance controllers on the market. So as 11n technology rolls out and new access points come onto the market, our customers that have already deployed our controllers will not need to upgrade those. But they will be replacing the 11n access point itself.
And finally, in regards to the demand, the initial demand for 11n is coming, as you might expect, from the higher ed market, the large universities and so on that are interested in experimenting with this technology. It is still at an early stage. The standardization is not complete yet. And we expect the standard to be completed by the second half of next year, at which point we will probably start seeing a higher uptick in the technology itself.
Ryan Hutchinson - WR Hambrecht — Analyst
So just as a quick follow-up to that, it is fair to assume we are not seeing any delays here in purchasing in anticipation of the 802.11n standard?
Keerti Melkote - Aruba Networks Inc. — Founder and VP of Products and Partnerships
We have not seen any evidence of that.
Ryan Hutchinson - WR Hambrecht — Analyst
And then finally, one housekeeping — just in terms of the revenue guidance here, solid guidance moving forward, but in terms of the product versus service breakout, could you provide any color there? And that is it for me, thanks. And congrats on a nice quarter.
Steffan Tomlinson - Aruba Networks Inc. — CFO
Thanks, Ryan. Currently we don’t split out guidance amongst our revenue categories, so we just provide a total revenue forecast.
Operator
Mark Sue, RBC Capital Markets.
Mark Sue - RBC Capital Markets — Analyst
Within your guidance of $205 million to $215 million, how should we model some specifics such as Microsoft, Alcatel and Westcon? Nothing too much in detail, but maybe just directionally, that might be helpful.
Steffan Tomlinson - Aruba Networks Inc. — CFO
First, we don’t have a practice of commenting on specific customers. As you can tell, this past quarter we did not have any 10% customers or partners. We feel like with the market opportunity as large as it is, there is going to be a high hurdle to become a 10% customer or partner.
With that said, as we disclosed last quarter, Microsoft is — was a significant customer in Q3. And as far as Alcatel and some of our other partners that we have, we feel like they will be key players for us going forward, but it is too soon to tell whether or not they are going to rise to be a 10% customer.

Mark Sue - RBC Capital Markets — Analyst
And if we look into next year as it relates to reseller agreements, should we expect more or are we thinking deeper penetration into the ones you have announced today and the ones you are working with already?
Dominic Orr - Aruba Networks Inc. — CEO
If you look at the kind of partners we have announced, we have quite carefully segmented into different area of specialty such as mobility, voice, security — you will see that in ensuing few quarters we will spend significant energy to ramp up these current signed partners. We did mention early on that we expect to take six to nine months to make each one of them productive. So that will be where we channel, most likely, our energies.
Mark Sue - RBC Capital Markets — Analyst
(technical difficulty)
Steffan Tomlinson - Aruba Networks Inc. — CFO
I appreciate the optimism. One thing that I can comment on is —
Mark Sue - RBC Capital Markets — Analyst
That was a long pause.
Steffan Tomlinson - Aruba Networks Inc. — CFO
What I can comment on is with our two-tier distribution system just in its nascent stages, we commented on the call it is going to take about six to nine months for those distributors to really get up and productive. There is a slight gross margin decrease for deals that go through the two-tiered system. And so that is why we feel comfortable with the range of 65% to 68%.
Mark Sue - RBC Capital Markets — Analyst
That’s helpful. Thank you, gentlemen, and good luck.
Operator
Bill Choi, Jefferies & Company.
Unidentified Participant
This is Rob in for Bill. I had a couple of quick housekeeping items. Of the 2850 cumulative customers, how does that break down between international and U.S.? And also, can you provide the breakout of stock-based comp by operating expense item and COGS as well?
Dominic Orr - Aruba Networks Inc. — CEO
What is the second part of the question? We missed it.
Unidentified Participant
The second part was the breakout of stock-based comp across the expense line.

Steffan Tomlinson - Aruba Networks Inc. — CFO
So taking the second one first, stock-based comp, for COGS, it was $125,000; for research and development, it was $1.35 million; for sales and marketing, it was at $2.168 million; and for G&A, it’s at $1.1 million, so for total stock-based comp of about $4.753 million.
As far as the breakout of customers, international versus domestic, it is roughly about two-third/one-third domestic versus international.
Unidentified Participant
Great. And as far as the 10% customers go, you had a couple last quarter, I think Microsoft and the Air Force. In Q4, did those customers pretty much fall off or did they just not show up at 10% because the overall revenues ramped?
Dominic Orr - Aruba Networks Inc. — CEO
The latter.
Unidentified Participant
The latter, okay. Great. And just one quick last question — in terms of the new software that was released in July, maybe just some color as far as the traction you’re seeing there and what you expect for that over the next couple of quarters.
Keerti Melkote - Aruba Networks Inc. — Founder and VP of Products and Partnerships
I can comment on the software itself. It is basically a remote access point technology that allows you to take the enterprise wireless LAN and deploy it in people’s homes. So in addition to deploying the wireless LAN inside the office, which is what our customers normally end up doing, this allows them to now increase the actual coverage of the wireless LAN itself. And that was the key — new software margins that we added in this last quarter.
Operator
Brant Thompson, Goldman Sachs.
Tom Lee - Goldman Sachs — Analyst
This is Tom Lee for Brant. A couple of questions — I guess on the sales and marketing front, I think you talked about that sort of accelerating kind of near term and then leveling off. Can you, in terms of timing, is that kind of a one- to two-quarter phenomenon in terms of when we can see that level off, or is that maybe a little bit longer?
Dominic Orr - Aruba Networks Inc. — CEO
This is Dominic. If you look at what is happening as we are getting the top line and the gross margin result, with the discipline we are guiding the R&D and G&A line towards the model. However, for sales and marketing, we’re totally opportunistic, meaning that as far as we know, there will be an opportunity to expand top-line revenue in a few quarters down the road. We will continue to invest. So the answer to your question is depending on what kind of opportunity we see that we could invest now, but the trend is definitely we want to over the course of the next couple of years to converge to the model.

Tom Lee - Goldman Sachs — Analyst
But in terms, I guess embedded in your guidance, is it is fair to assume, at least from an absolute basis, that that should increase consistent with what we saw in the prior quarters in the next couple quarters?
Steffan Tomlinson - Aruba Networks Inc. — CFO
On a trend basis, I don’t think you will see the same absolute dollar growth, Q4 to Q1, for example, in the sales and marketing line, mainly due to the end-of-year sales commissions accelerators.
Tom Lee - Goldman Sachs — Analyst
So Q1 could be more kind of flat to down? Is that fair?
Dominic Orr - Aruba Networks Inc. — CEO
We assume expanding our channels and our sales force coverage. So you have to take that into consideration.
Tom Lee - Goldman Sachs — Analyst
That is fair. And then I guess just quick question on the gross margin, and I know there has been a lot of questions on that, but in terms of what drove the upside for the quarter, was it more a function of a mix or just leverage that you saw from the supply chain benefits, talking about the current quarter?
Steffan Tomlinson - Aruba Networks Inc. — CFO
By and large, it was due to mix issues. We did just have more software content and more higher-margin products that were sold this quarter. We did see some more leverage from the supply chain, but it was more heavily weighted towards product mix.
Tom Lee - Goldman Sachs — Analyst
And then lastly, just on the competitor front, who do you see as your major competitors as you compete in all these RFPs? And related to that, is Symbol — do you see them a lot in many of the RFPs that you are participating in?
Dominic Orr - Aruba Networks Inc. — CEO
As reported in the previous quarter, obviously the big environment that we compete in, in the enterprise side in the office space, is Cisco, and in the what we call noncarpeted space or the concrete space, is Motorola/Symbol. And we are doing very well in both environments. And it has been quite visible to me, the last couple months, that we have taken some significant-sized projects on both fronts.
Operator
Ian Kahn, JPMorgan.
Ian Kahn - JPMorgan — Analyst
It is Ian Kahn for Ehud. My first question is on guidance. So you raised the gross margin guidance from 65% to 65% to 68%. But op margins only went up from 18% to 19% to 20%. So my question is, what happened to that other point? It sounds like from commentary in the call you’re spending a little more on sales and marketing than you might have thought, and I was wondering is that where the point goes?

Steffan Tomlinson - Aruba Networks Inc. — CFO
We see the market opportunity as such a large one that we will continue to invest in sales and marketing in order to capture top-line growth while still being very cognizant of getting the operating leverage and making sure that we were above the previous guidance on the long-term model.
Ian Kahn - JPMorgan — Analyst
Then on the 10-percenters in the quarter, I understand you saw some growth in customers, but they didn’t necessarily show up because you had such a strong top line overall. But last quarter I think one of the factors in why you thought gross margin might actually come down sequentially on a normalized basis was that Alcatel-Lucent would ramp up and there could be some gross margin pressure there. I was wondering if that account ramped up as you thought it would, and if it did, were the margins as you thought they would through that OEM?
Dominic Orr - Aruba Networks Inc. — CEO
We have a very significant relationship with Alcatel. As you’ve seen recently, we announced the voice launch with them. We announced a JV on the wireless uniform network side. The business continues to be very robust. One thing I would like to point out is Alcatel does have a different fiscal year limitation than we do, so they have their set of seasonality as we do have ours. So from quarter to quarter, you see the contribution does vary.
Steffan Tomlinson - Aruba Networks Inc. — CFO
And just one follow-on point — we did see Alcatel-Lucent revenues increase sequentially Q3 to Q4, but just given the overall top-line growth at the Company, it’s getting harder for them and for others to be 10% customers.
Ian Kahn - JPMorgan — Analyst
For the customer accounts, did you give out a customer count last quarter to compare the 2850 to?
Steffan Tomlinson - Aruba Networks Inc. — CFO
Yes, last quarter it was 2400.
Ian Kahn - JPMorgan — Analyst
And the accounts payable seem to have plummeted sequentially. I was wondering what drove that.
Steffan Tomlinson - Aruba Networks Inc. — CFO
Just general payment of outstanding invoices, just normal course of business.
Ian Kahn - JPMorgan — Analyst
And then a general question on enterprise spend — have you seen anything notable that changed in enterprise spend over the last several weeks, given all the talk about a potentially slowing economy in North America and all this volatility?
Dominic Orr - Aruba Networks Inc. — CEO
No, we really do not see any down trend at all in spending in mobility or wireless network. In fact, if you recall, some of the major value proposition that we offer is the integrated functionality in a single platform, therefore reducing the initial capital investment. But more than that, one of the major winning factors we have for a particularly larger network is the total cost of ownership because of the ease of operation and the dramatically reduced number of operators needed to run the multi-site large network compared to all of our competitors. So those factors tend to be leading to a pretty resilient environment.
Operator
Sanjiv Wadhwani, Stifel Nicolaus.
Sanjiv Wadhwani - Stifel Nicolaus — Analyst
Just a couple of questions. Any updates on how Wescon fared during the quarter? I know it’s very early, but any flavor there would be helpful.
Then a second question on Cisco — obviously, a lot of publicity last quarter surrounding their issues with the iPhone. And I’m curious to see if that helped you guys in any shape or form, or is it just too early in terms of number of iPhones out there?
And then last question for Steffan — in sales and marketing, could you just give us the headcount that you have right now and how many people you added during the quarter?
Steffan Tomlinson - Aruba Networks Inc. — CFO
I will take the last one first. So on sales and marketing, we ended with roughly 200 people in sales and marketing, and that was up roughly about 20 heads.
Keerti Melkote - Aruba Networks Inc. — Founder and VP of Products and Partnerships
This is Keerti here. On the iPhone question specifically, we have not seen a lot of iPhones hit the market yet, so it is too early to tell. However, we did release — actually, we issued a press release that talked about our compatibility with the iPhone. We have validated that in our labs and, in fact, validated that our feature set actually makes the iPhone work better from a security perspective inside these wireless networks that our customers have.
Dominic Orr - Aruba Networks Inc. — CEO
Sanjiv, what was the first question?
Sanjiv Wadhwani - Stifel Nicolaus — Analyst
On Westcon, I know it is obviously early, by but any color on how they fared during the quarter or their health in any shape or form?
Dominic Orr - Aruba Networks Inc. — CEO
I’m quite pleased with the progress we have made with Wescon. Obviously, we mentioned early on, we expect a six- to nine-month ramp-up. So a lot of effort has been spent in synchronizing the training, the preparation, and initially shipping over some of the VARs and cultivating new VARs for the mobility practice. So I’m very, very pleased, actually, with what is happening there.
Sanjiv Wadhwani - Stifel Nicolaus — Analyst
Got it. Thanks so much. Congrats on a good quarter.

Operator
Tim Daubenspeck, Pacific Crest Securities.
Tim Daubenspeck - Pacific Crest Securities — Analyst
I don’t know if you guys gave it, but can you talk about where we are in terms of percent of completion on the Microsoft project?
Dominic Orr - Aruba Networks Inc. — CEO
We do not have an exact percentage, but I can tell you that particularly in internationally a lot of the sites are not deployed yet.
Tim Daubenspeck - Pacific Crest Securities — Analyst
So we have made progress — I think you talked about 35% last quarter?
Dominic Orr - Aruba Networks Inc. — CEO
I think we have made more progress than that. But there are also new initiatives that are coming up. So I remain very bullish about the continued business from this very prestigious customer.
Tim Daubenspeck - Pacific Crest Securities — Analyst
And in terms of today versus three months ago, are you surprised there were no 10% customers in the quarter?
Dominic Orr - Aruba Networks Inc. — CEO
Actually, I am not. I think last quarter in reverse was a bit surprising to us about the rapidity of the rollout of the two 10% customers. So I think this quarter was more the norm to me.
Operator
Rob Ferguson, ThinkEquity Partners.
Anton Wahlman - ThinkEquity Partners — Analyst
This is actually Anton. Just a very simple housekeeping — I wasn’t sure I heard the Q1 revenue guidance range that you gave. Steffan, could you repeat that, please?
Steffan Tomlinson - Aruba Networks Inc. — CFO
Sure. $44 million to $46 million.
Anton Wahlman - ThinkEquity Partners — Analyst
Simple enough. And the bottom was $2 million to $3 million?
Steffan Tomlinson - Aruba Networks Inc. — CFO
Correct.

Operator
Gentlemen, I will turn it back to you for closing comments.
Dominic Orr - Aruba Networks Inc. — CEO
Well, I am, again, pleased that we had a very strong Q4 to finish off our fiscal ‘07. And we will continue to work on exploiting the market share and the market expansion. And with that, I would like to thank you for your attention.
Operator
Thank you. Ladies and gentlemen, that will conclude today’s teleconference. If you would like to listen to a replay of today’s conference, please dial into 303-590-3000 or 1-800-405-2236 and enter the access code of 11094947, followed by the #. We thank you for your participation, and at this time you may disconnect.